VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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PARTICIPANTS

Corporate Participants

Glenn Wiener – Public Relations and Communications, GW Communications
Patrick M. Lavelle – President, Chief Executive Officer & Director, VOXX International Corp.
Charles Michael Stoehr – Chief Financial Officer, Director & Senior VP, VOXX International Corp.
Other Participants

James Medvedeff – Analyst, Cowen & Co. LLC
Ronald Scott Tilghman – Analyst, B. Riley & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the VOXX International Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Glenn Wiener. Please go ahead.

Glenn Wiener, Public Relations and Communications, GW Communications

Thank you, Kate, and good morning, everyone. Welcome to VOXX International’s fiscal 2015 first quarter results conference call. Today’s call is being webcast from our website, www.voxxintl.com, and can be accessed in the Investor Relations section of the site. We also have a replay available for those who are unable to join us this morning.

We filed our Form 10-Q and issued our press release yesterday after market closed, and both documents can be found on our website, again in the Investor Relations section, under SEC Filings and News Releases respectively.

Before turning the call over to Pat Lavelle, I’d like to remind everyone that except for historical information contained herein, statements made on today’s call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for fiscal year ended February 28, 2014.

At this time, I’d like to turn the call over to our President and CEO, Pat Lavelle. Pat?

Patrick M. Lavelle, President, Chief Executive Officer & Director

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Thank you, Glenn, and good morning, everyone.

Our first quarter results came in as expected with sales down versus last year’s first quarter but generally tracking to plan. Fiscal 2015 began pretty much where fiscal 2014 left off, with the March weather conditions continuing the pattern they set in our fourth quarter and impacting on our retail business. We began to see some pick-up in May, and we did meet internal projections for top line performance.

Before I go any further, I want to reiterate our guidance for this year has not changed. For the second quarter, we expect to see sales similar to what we posted in last year’s second quarter but with higher margins. We expect that any significant growth will occur in the third quarter and into the fourth quarter based on new product launches and assuming a better holiday season than in recent years.

We have taken a cautious approach in our projections based on the sell-through from the past few holiday seasons, but we do have a number of exciting programs in the works and our optimism moving into next year remains strong.

As for today, I’ll briefly cover our first quarter results but will focus most of my remarks on our outlook for the year. Mike will address the financials and then we’ll open it up for questions.

Sales came in at $186.9 million, down about $6 million from last year’s quarter. Our gross margins were up slightly 28.4% versus 28.2%. We reported a free tax profit of approximately $600,000 versus $3.2 million last year. However, approximately $2 million in engineering expense reimbursements, which were slated to be recognized for the first quarter, will now be realized in the second quarter and will keep us on our internal plan. As of today, we have received the NRE payment.

Similar to fiscal 2014, we will continue to invest in R&D and engineering support for longer-term programs and we’ve increased our marketing and advertising spend in support of new Premium Audio product lines and for the upcoming launch of our action cameras and iris scanners.

Our Automotive segment pre-tax was approximately $1.2 million. Security, video and telematic product lines were up as was our fulfillment business. As a result of the late release of the engineering expense reimbursement, we expect Automotive’s segment results will be $2 million higher to our plan in the second quarter.

During the quarter, our Car Connection program continued to expand and our product is now available at Wal-Mart under the Straight Talk brand. With this new addition to our existing retail partners of Sears, Pep Boys and AT&T, Car Connection is now available in over 20,000 retail store fronts nationwide.

In addition, one of the original goals for Car Connection was to develop an insurance discount program for users of the product. We believe that the features of Car Connection that monitor both vehicle performance and driver safety are greatly enhanced with the addition of an insurance discount program. That program launched this month, and I am pleased to say that Liberty Mutual, American, and the General Insurance companies have signed on to provide insurance discounts to Car Connection subscribers.

Under the program, consumers who purchase Car Connection can opt to have their driving data reviewed by approved insurance carriers. While the actual savings will vary by carrier, good driver results could represent savings of hundreds of dollars in insurance premiums.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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With UBI, user-based insurance, (sic) [usage-based insurance] (05:37) programs growing at a rapid pace in the U.S., we believe this program has the potential to be adopted by millions of consumers nationwide. Because we will not have a full year of sales, we do not expect a big fiscal 2015 impact, but we believe over the next few years, this program holds great growth potential. For more information on the carriers, service, and the product positioning, you can visit www.mycar-connection on the web.

In our Premium Audio segment, we continue to feel some pressure at retail in the first quarter. However, we expect sales to rebound with several new product launches. First, the new line of Klipsch Reference Series speakers and then the full launch of the Jamo, the Concert Series line. These are high-end ultra premium sound systems and speakers that deliver an unparalleled listening experience. Both lines include tower speakers, bookshelf models, surround sound and subwoofers. We will launch our Reference Series in Best Buy and other premium sound specialists in the second quarter, and we’ll launch our Jamo Series shortly thereafter in the third quarter. These lines have been well received by our customers. Additionally, there will be three new sound bars under the Reference and Energy brands introduced during the third quarter.

In headphones, we recently received high accolades in Time Magazine as Klipsch was ranked the number three headphone brand in the world and the Men’s Health ranked our X11I, the number one headphone money can buy.

We continue to drive innovation and high quality products. And additionally, we will soon be launching a premium line of Magnet headphones for the European market. We’re anticipating that this aggressive product development and the launch of these new programs will fuel growth and margin improvement in the Premium Sound segment for the second half of the year.

Consumer Accessories also experienced softness at retail in the early part of the first quarter. However, sales were up approximately 1.7%. Reception products and wireless and Bluetooth speakers posted the strongest sales.

Looking ahead, we anticipate Q2 sales would be roughly in line with last year’s second quarter and margins are expected to increase based on new product introductions. Moving into the third quarter, our biggest selling season, we once again anticipate strong selling at retail based on early orders and ongoing customer discussions. Our fiscal 2015 sales guidance of between $825 million and $830 million was based on a slow start to the year based on the various launch dates for new products and the expected retail environment. If the U.S. economy shows signs of continued improvement towards the back end of the year, there may be upside to the guidance we provided.

The new product categories we’ve entered into: action cameras under the 360Fly and 360MicroFly brand names, and biometrics under myris, fuel some of our optimism. Both our retail partners and investors have expressed enthusiasm over these products. However, while this tremendous long-term potential, again the impact in fiscal 2015 will be small as we anticipate introduction of the 360Fly action camera to be with a limited group of launch partners in October and the 360MicroFly will be introduced shortly thereafter. Additionally, we have plans to introduce the action camera to the European market.

We are very excited about the action camera space, and I firmly believe, we are looking at an action camera market that is growing and in excess of $1 billion. And if we can capture a respectable share of that market over the coming years, this category alone could represent double-digit growth for our company.

Just this past week, we were informed that our myris, our new iris scanning product has been awarded the prestigious Red Dot award in the computer and information technology category. The Red Dot Award is an international competition that recognizes the most innovative and high quality

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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product designs in the industry. Our product was selected number one against over 4,800 other entries from 53 different countries. We anticipate launch of myris at retail in September, with the initial focus on the consumer, but the retail channel is only one part of the story.

We see tremendous opportunity on the enterprise side with financial institutions, hospitals and industrial facilities, for example all who are looking for safer security measures to protect information. We’re investing in the enterprise sales force to focus on this new market. We’ve been modest in our fiscal 2015 projections as we ramped up on both the retail and enterprise sides, and expect to see greater sales and retail adoption in fiscal 2016.

In addition, we have received interests from several security companies that specialize in both residential and commercial perimeter security, and they see an application for myris as well. I’ll add that similar to the action cameras, we intend to launch myris in Europe.

In summary, we have budgeted for the first half of the year to be down versus last year, with a ramp up in the third quarter. We’ve accounted for what we know in our projections and continue to work on projects, that go beyond this fiscal year. We remain in talks regarding our new solar powered antenna, we launched the insurance piece of Car Connection and are in talks with more insurance carriers to add to the program, and there is the potential for increased business in Mexico, if they go through with the planned transition from analog to digital TV.

We’re also working on programs for new 4G antennas, new digital tuners, mobile multimedia tuner modules and our eHub solution that will be a future driver in our automotive group, especially with more and more wireless technologies moving into the car. Our balance sheet will continue to improve this year and everything remains in place to pay down debt and generate the $40 million plus of cash flow we anticipated entering this year.

I want to thank you all for your support. And now, I will turn the call over to Michael, who will review the financials. Mike?

Charles Michael Stoehr, Chief Financial Officer, Director & Senior VP

Thanks, Pat. Good morning, everyone. I’ll cover our first quarter results and then our balance sheet and will then open up the call for questions.

All comparisons are for the fiscal 2015 first quarter ended May 31, 2014, and fiscal 2014 first quarter ended May 31, 2013. We reported sales of $186.9 million, decline of 3.1% as a result of the factors mentioned by Pat. Our gross margins for the first quarter were 28.4% versus 28.2% for the comparable quarters last year, a 20 basis point improvement.

The Automotive segment drove the increase with gross margins up 200 basis points despite a temporary program hold at one of our OEM customers, lower Venezuela sales, which historically had better margins and higher fulfillment sales. We also had improved margins in our international product lines, principally in Europe.

Premium Audio gross margins declined by 110 basis points. This was primarily due to unfavorable product mix in Europe and the continuation of moving out of some of older product lines as we get ready for the new product loadings. We did have better margins in some of our domestic lines, most notably in cinema speakers where we experienced growth from the comparable first quarter.

Consumer Accessories gross margins declined by 210 basis points. Most of the decline was due to a change in our business model to a representative non-stocking office in Mexico. Gross margins

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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for many of our core domestic product lines showed improvement, and we sold fewer lower margin products, such as clock radios and digital voice recorders consistent with our strategy. We still anticipate gross margins of 29% with a potential upside in fiscal 2015.

Our operating expenses were $53.5 million, up $2.4 million or 4.6%. Selling expenses increased $1.5 million, and G&A expenses increased approximately $700,000, and engineering and tech support increased a little over $500,000. The above categories were impacted by higher salary expenses related to new hires we board on last year and continued into the first quarter of fiscal 2015, mostly to support some of our new OEM projects at VOXX Hirschmann. Engineering, labor and payroll taxes, for example, increased by approximately $1.6 million.

We also had about $1.2 million increase in our advertising and marketing expense inclusive of trade shows, as we continue with several Premium Audio promotions and we are preparing for the launch of our new product categories. Offsetting these increases were lower sales commissions and lower stock option expense, as well as lower occupancy costs as a result of our building consolidations last year and lower professional fees.

Even though gross margins improved, we reported an operating loss of approximately $400,000 versus operating income of $3.4 million in last year’s first quarter. This was due to lower revenue and increased operating expenses principally in our OEM group to support ongoing and future programs.

Other income and expense. We had approximately $400,000 decline in our interest and bank charges for the bank obligations as we continue to pay down our debt. [ph] Excluding (16:10) income of our equity investees related to our joint venture ASA was $1.9 million versus $1.8 million in prior year.

Other net was approximately $600,000, principally as a result of FX gains. As we are discussing other income expenses. I would like to point out that last year in our second quarter of 2014, we had a $5.1 million award in a class action settlement which will not repeat in the second quarter of this year.

Net income was approximately $500,000 or $0.02 per diluted share, compared to net income of $2.1 million or $0.09 per diluted share. As for fiscal 2015 first quarter, we reported EBITDA of $6.1 million as compared to $9.2 million comparable for the period last fiscal year.

The effective tax rate for the three months ended May 31, 2014, was an income tax provision of 12.2% as compared to a provision of 33.2% in last year’s first quarter as a result of the completion of ongoing tax audits.

Now for our balance sheet. Our cash position as of May 31, 2014, was $10.9 million versus $10.6 million as of February 28, 2014, a slight improvement. Our total debt as of May 31, 2014, which is inclusive of all mortgages and capital lease stood at $96.7 million compared to $115.3 million as of February 28, 2014, an improvement of $18.6 million. Bank debt worldwide which includes our domestic bank obligations, Euro asset-based lending obligations and Hirschmann line of credit was $73.9 million versus $91.7 million, an improvement of $17.8 million.

Our capital lease obligations were $5.9 million versus $6.1 million last year, and our worldwide mortgages which includes Schwaiger, Klipsch and Audiovox Germany were $16.9 million versus $17.5 million. Our bank debt includes $6.96 million of borrowings under revolver versus $88 million as of February 28, 2014. As of today, our bank debt is $69.7 million with availability of $130.3 million. Our balance sheet continues to improve and we expect to exit the year with bank debt of less than $40 million based on generating free cash flow in excess of $40 million and CapEx of

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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approximately $15 million to $30 million in fiscal year 2015 and barring any acquisitions or expenditures beyond our current plan.

As I’ve mentioned on prior calls, this could include new manufacturing facilities and/or offices for example. This sums up the first quarter. And at this time we’re ready to take questions. Pat?

Patrick M. Lavelle, President, Chief Executive Officer & Director

Okay. Thank you, Mike. And at this time, if there are any questions, operator?

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from the line of Jim Medvedeff with Cowen & Company. Your line is open.

<Q – Jim Medvedeff – Cowen & Co. LLC>: Thank you. Good morning, and thanks for taking the call.

<A – Pat Lavelle – VOXX International Corp.>: Good morning.

<Q – Jim Medvedeff – Cowen & Co. LLC>: Good morning. My first question is on the tax rate. When you completed the tax audits and you made this adjustment for the first quarter, how should we think about the tax rate from here going forward for the rest of the year and into the future?

<A – Mike Stoehr – VOXX International Corp.>: It could just – for this year it is 37%.

<Q – Jim Medvedeff – Cowen & Co. LLC>: Okay. Thank you. That’s for the full year, including...

<A – Mike Stoehr – VOXX International Corp.>: Yes, use it for each quarter also.

<Q – Jim Medvedeff – Cowen & Co. LLC>: Sorry?

<A – Mike Stoehr – VOXX International Corp.>: Use it for the quarters.

<Q – Jim Medvedeff – Cowen & Co. LLC>: Okay. Thank you. And just to be clear, the $2 million NRE split from Q1 into Q2. That has been collected?

<A – Pat Lavelle – VOXX International Corp.>: Yes.

<Q – Jim Medvedeff – Cowen & Co. LLC>: And assuming that, that OEM program is back in operation now?

<A – Pat Lavelle – VOXX International Corp.>: This is not any one of the OEM programs that was suspended or put on hold. This is just the work that needed to be done for us to recognize the payment slipped into the second quarter and will be completed. So we’ll be able to record the income in the second quarter.

<Q – Jim Medvedeff – Cowen & Co. LLC>: Okay. Great. Thanks for clarifying that.

<A – Pat Lavelle – VOXX International Corp.>: You’re welcome.

<Q – Jim Medvedeff – Cowen & Co. LLC>: And that $2 million is included in the sort of flat year-over-year guidance. Correct?

<A – Pat Lavelle – VOXX International Corp.>: Yeah.

<Q – Jim Medvedeff – Cowen & Co. LLC>: Okay. And then finally on expenses, we had been expecting sort of a frontend loading of the expenses into the second quarter as you build up the sales force and the marketing expenses to launch the new products. Is that still a valid assumption?

<A – Pat Lavelle – VOXX International Corp.>: Yes, it is.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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<Q – Jim Medvedeff – Cowen & Co. LLC>: Okay. And the plus 4% to 5% is still good for the full year, correct?

<A – Pat Lavelle – VOXX International Corp.>: That is our target, yes.

<Q – Jim Medvedeff – Cowen & Co. LLC>: Okay great. I’ll get back in queue and thanks again.

<A – Pat Lavelle – VOXX International Corp.>: Thank you.

Operator: [Operator Instructions] And we have a question from the line of Scott Tilghman with B. Riley. Your line is open.

<Q – Scott Tilghman – B. Riley & Co. LLC>: Thanks. Good morning.

<A – Pat Lavelle – VOXX International Corp.>: Hi, Scott.

<Q – Scott Tilghman – B. Riley & Co. LLC>: I was wondering if you could walk through a little bit the detail regarding the restructuring of the [ph] Mexicans hub (22:05) and maybe quantify how much of a benefit that had to the Consumer Accessory sales?

<A – Pat Lavelle – VOXX International Corp.>: What we’ve done in Mexico is we moved to a representative office and changed from distribution to where we’re working on a license, royalty license, for our brands on certain products, okay? That was about an additional $2 million of top line revenue for Mexico for the quarter over last year’s first quarter.

And what we expect is that we posted a loss in Mexico last year. We expect that was to be wiped out and to generate a profit in this fiscal year.

<Q – Scott Tilghman – B. Riley & Co. LLC>: Okay. That’s helpful. And then second, I wanted to touch on the engineering and technical support line. You had been ramping. You had talked about salaries throughout the organization. I was a little surprised to see that down on a sequential basis relative to fourth quarter, especially when you called out the delay on the NRE. How should we think about that over the next few quarters, stripping out the NRE benefit next quarter?

<A – Pat Lavelle – VOXX International Corp.>: Well, the NRE benefit is when we – we did not have any or any significant NRE schedule to be released in the second quarter. So the expense increases are coming from – as you know, we hired 25 additional engineers in Germany to work on additional or work on programs that we have won, okay? Along with a number of the programs that we win within the OEM space comes non-reoccurring engineering expense reimbursements that will come in depending upon us meeting milestones and delivering samples and things like that. We did not for the second quarter have a significant number scheduled to be released but the $2 million will drop in from the first quarter.

<Q – Scott Tilghman – B. Riley & Co. LLC>: Right. Well, let me ask the question in a different way, and perhaps I wasn’t clear. If you’re down about $1.2 million in that line item from where you were in the fourth quarter and typically that’s not a seasonal line item, like selling can be, was there something last quarter that elevated that expense line that perhaps we’re forgetting?

<A – Pat Lavelle – VOXX International Corp.>: Yeah, there was – I have to look at it. I know – we did report NRE in the first quarter, okay? There was just a $2 million expense that was not reported. So what happens that line is affected by the NRE that we received in any particular quarter.

<Q – Scott Tilghman – B. Riley & Co. LLC>: Great. That’s helpful. Thank you.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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<A – Pat Lavelle – VOXX International Corp.>: You’re welcome.

Operator: And I’m not showing any further questions at this time. I’d like to turn the call back over to management for closing remarks.

Patrick M. Lavelle, President, Chief Executive Officer & Director

Okay. Well, once again, I want to thank you all for listening in. Thank you for your support. I wish you a good day and a good weekend. Thank you.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone, have a good day.

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